EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Standard Motor Products, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-103194, 333-79177 and 333-83339) and in the Registration
Statements on Form S-8 (Nos. 33-58655, 333-51565, 333-51619, 333-59524 and
333-125600) of Standard Motor Products, Inc. and subsidiaries our reports dated March 26, 2004, relating to the consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Standard Motor Products, Inc.





/s/ KPMG LLP
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New York, New York
March 15, 2006